Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

              PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Legend Mining Inc., of our report dated May 19, 2008 on our audit of the financial statements of Legend Mining Inc. as of March 31, 2008, and the related statements of operations, stockholders’ equity and cash flows for the period from inception July 1, 2007 through March 31, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

June 2, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501